Exhibit 10.140

AGREEMENT REGARDING LEASE AND SUBLEASE

THIS AGREEMENT REGARDING LEASE AND SUBLEASE (this “Agreement”) is entered into as of the 1st day of August, 2015, by COVINGTON REALTY, LLC, an Ohio limited liability company (“Landlord”), ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (“Tenant”), and CC SNF LLC, a Florida corporation (“Subtenant”).

Recitals

A.    Landlord and Tenant are parties to a Lease Agreement dated August 26, 2002, as amended by a First Amendment to Lease Agreement dated July 14, 2003, a Second Amendment to Lease Agreement dated April 1, 2008, a Third Amendment to Lease Agreement dated May 1, 2011, and a Fourth Amendment to Lease Agreement dated April 14, 2014 (the “Fourth Amendment”) (as so amended, the “Prime Lease”), pursuant to which Landlord leased to Tenant the facility commonly known as Covington Care Center, 75 Mote Drive, Covington, Ohio (the “Leased Premises”), including related personal property, as more particularly described in the Prime Lease.

B.    Tenant desires to sublease the Leased Premises to Subtenant, and Subtenant desires to sublease the Leased Premises from Tenant, pursuant to a Sublease Agreement dated August 1, 2015 (the “Sublease”).

C.    Pursuant to Section 16.01 of the Lease, Tenant may not sublease the Leased Premises without the prior written consent of Landlord. Therefore, Tenant and Subtenant have requested that Landlord consent to the Sublease.

D.    Landlord is willing to consent to the Sublease, on and subject to the terms and conditions set forth in this Agreement.

Statement of Agreement

Landlord, Tenant and Subtenant hereby agree as follows:

1.    Express Assumption of Prime Lease by Tenant. The original tenant under the Prime Lease was Adcare Health Systems, Inc., an Ohio corporation. However, Adcare Health Systems, Inc. has been dissolved and no longer exists as an Ohio corporation. Tenant, which is a Georgia corporation authorized to transact business in Ohio, expressly and retroactively assumes the Prime Lease.
2.    Amendment of Prime Lease. The Prime Lease is amended as follows:
a.    Base Rent. Effective as of May 1, 2014, the annual base rent under the Prime Lease was set at $600,000.00. Effective as of May 1, 2015 and each May 1 thereafter, the annual Base Rent under the Prime Lease shall be adjusted to 102% of the annual base rent in effect immediately prior to such date.

b.    Term. The term of the Prime Lease is extended through April 30, 2025. Tenant has no option to extend the term of the Prime Lease beyond April 30, 2025.

3.    Non-Disturbance and Attornment. If the Prime Lease terminates prior to April 30, 2025 other than by reason of fire or other casualty pursuant to Section 4.07 of the Prime Lease or condemnation pursuant to Article 12 of the Prime Lease, then, as of the date of such termination (the “Early Termination Date”), the Sublease shall become a direct lease between Landlord, as landlord, and Subtenant, as tenant, on the same terms and conditions as are provided for in the Prime Lease (as if the Prime Lease had not terminated), provided that the rent shall be as provided in the Sublease. If the Sublease becomes a direct lease between Landlord and Subtenant as provided above, then (a) Tenant shall, on the Early Termination Date, pay over to Landlord the security deposit made by Subtenant pursuant to Section 3 of the Sublease, (b) Landlord shall not be subject to the obligations of Tenant accruing under the Sublease prior to the Early Termination Date, (c) Subtenant shall not have any claims or rights of offset as against Landlord with respect to the obligations of Tenant accruing under the Sublease prior to the Early Termination Date, and (d) Subtenant will be responsible to Landlord for curing any defaults by Tenant existing under the Prime Lease as of the Early Termination Date.

4.    Security Deposit. Subtenant is paying to Tenant a security deposit in accordance with Section 3 of the Sublease. Until such time, if any, that the Sublease becomes a direct lease between Landlord and Subtenant and Tenant pays over to Landlord the security deposit as contemplated by Section 3 of this Agreement, Landlord shall not have any obligations to Subtenant or otherwise with respect to the security deposit.
5.    Replacement Reserve. On the date of this Agreement and on the first day of each calendar month after the date of this Agreement until termination of the Prime Lease, Tenant shall pay $3,000 to Landlord, in addition to any other amounts owing by Tenant to Landlord under the Prime Lease, which Landlord shall deposit in a federally insured account in the name of Landlord (such funds being called the “Replacement Reserve Funds”). Any interest earned on the Replacement Reserve Funds shall be added to and become a part of the Replacement Reserve Funds. Landlord shall disburse the Replacement Reserve Funds to pay or reimburse Subtenant for actual costs of capital improvements and capital replacements to the Leased Premises (“Capital Costs”) as determined in accordance with generally accepted accounting principles. From time to time as Subtenant incurs Capital Costs, Subtenant may submit to Landlord a written request for disbursement of Replacement Reserve Funds to pay or reimburse Subtenant for such Capital Costs, which written request shall be supported by such backup documentation as Landlord may reasonably request. Within 15 days after receipt of such a written request and backup documentation, Landlord shall disburse Replacement Reserve Funds to pay or reimburse Subtenant for the applicable Capital Costs. Any balance of Replacement Reserve Funds remaining upon termination of the Prime Lease shall be retained by Landlord without restriction.
6.    Costs. Tenant shall pay or reimburse Landlord for the reasonable attorneys’ fees incurred by Landlord in connection with the Sublease and this Agreement within 30 days after invoice by Landlord.

7.    Consent by Landlord to Sublease. Landlord consents to the Sublease, on and subject to the terms of this Agreement. Landlord’s consent is limited to the Sublease, and does not apply to any assignment of the Prime Lease or the Sublease or to any further sublease or all or any portion of the Leased Premises. Subtenant shall not assign the Sublease or further sublease all or any portion of the Leased Premises without the prior written consent of Landlord, which consent may be given or withheld by Landlord as Landlord shall determine in its sole discretion.
8.    Continuing Effect of Prime Lease. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Prime Lease, the provisions of this Agreement shall control and the Prime Lease shall be deemed to be amended hereby. Except as amended by this Agreement, the provisions of the Prime Lease remain in full force and effect. Tenant remains primarily and fully liable for all of its obligations under the Prime Lease.

9.    Sublease; Amendments. Tenant and Subtenant represent and warrant to Landlord that a true, correct and complete copy of the Sublease is Exhibit A hereto, and that the Sublease, as affected by this Agreement, constitutes the entire agreement of Tenant and Subtenant with respect to the sublease of the Leased Premises by Tenant to Subtenant. Tenant and Subtenant will not modify or amend the Sublease, or agree to any early termination of the Sublease, without the prior written consent of Landlord, which Landlord will not unreasonably withhold.

10.    Priority of Prime Lease. The Prime Lease is superior to the Sublease in all respects. Except to the extent, if any, that the Sublease becomes a direct lease between Landlord and Subtenant as contemplated by Section 3 of this Agreement, the Sublease imposes no obligations upon Landlord and Landlord shall not be or be deemed a party to the Sublease.

11.    General Obligations of Subtenant to Landlord. Subtenant agrees, for the benefit of Landlord, to comply with each and every covenant, agreement and condition on the part of Tenant to be performed under the Prime Lease, other than the payment of rent.

12.    Estoppel Statements. Tenant and Subtenant shall, from time to time, upon not less than ten business days’ prior written request by Landlord, execute and deliver to Landlord and/or other third parties designated by Landlord a statement in writing addressed to such party as Landlord shall designate, certifying that the Sublease is unmodified and in full force and effect and that Subtenant has no defenses, offsets or counterclaims against its obligations to pay the rent and to perform its other covenants under the Sublease (or, if there have been any permitted modifications thereunder that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), the dates to which rent has been paid, a statement that neither Tenant nor Subtenant is in default under the Sublease (or if in default, the nature of such default, in reasonable detail), and any additional factual information reasonably requested by Landlord. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Leased Premises.

13.    Notices. Each of Tenant and Subtenant shall, simultaneously with the giving of any default notice to the other under the Sublease, give a copy of the same to Landlord in accordance with the provisions of the Prime Lease.

14.    Insurance Certificates. Landlord (and its designees) shall be a named insured under Subtenant’s insurance policies and shall receive certificates evidencing such insurance upon execution hereof and thereafter upon five days’ written request, which insurance shall not be cancelable on less than 30 days’ prior written notice to Landlord. Subtenant shall comply with the insurance requirements of the Prime Lease, including securing insurance in such amounts and policies as is required for Tenant to secure under the Prime Lease; provided that the terms of this Section shall not excuse Tenant from, or otherwise affect, Tenant’s obligations under the Prime Lease regarding insurance.

15.    Release; Indemnification. Subtenant releases Landlord (and any and all persons claiming by, through or under Landlord) from any liability for any loss or damage of any kind or for any injury to or death of persons or damage to property of Subtenant or any other person from any cause whatsoever (including, without limitation, bursting pipes, water leaks and smoke) by reason of the use, occupancy or enjoyment of the Leased Premises by Subtenant or any person therein or holding under Subtenant, except to the extent any such liability is caused by the negligence or willful misconduct of Landlord or its agents. Subtenant shall indemnify and hold harmless Landlord harmless from and against any and all liabilities, claims, costs and expenses arising from or in any way related to the use or occupancy of the Leased Premises by or through Subtenant, except to the extent caused by the negligence or willful misconduct of Landlord, or any breach of the Sublease or this Agreement by Subtenant.

16.    Binding Effect. This Agreement shall be binding upon the parties and their respective successors and assigns.

17.    Entire Agreement. This Agreement, together with the Prime Lease and the Sublease, constitutes the entire agreement among the parties regarding the subject matter hereof. This Agreement may not be modified or amended other than by an instrument in writing signed by all parties.

18.    Captions. The captions to the Sections of this Agreement have been inserted for convenience only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

20.    Multiple Counterparts. This Agreement may be signed in multiple counterparts, which counterparts, when assembled with the signatures of all parties, shall constitute one document.

Executed as of the date first written above.

COVINGTON REALTY, LLC

By:	/s/ Fred D. Kanter
Name:	Fred D. Kanter
Title:	Manager

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ William McBride
Name:	William McBride
Title:	Chief Executive Officer

CC SNF LLC

By:	/s/ Bruce E. Wertheim
Name:	Bruce E. Wertheim
Title:	Manager

EXHIBIT A

(copy of Sublease attached)